TERAFORCE TECHNOLOGY CORPORATION AND SUBSIDIARIES
CODE OF BUSINESS CONDUCT AND ETHICS
TABLE OF CONTENTS

I. ETHICS AND COMPLIANCE

Integrity is a TeraForce “Core Value” and is at the heart of the company’s culture and behavior. TeraForce is committed to operate in accordance with the highest ethical standards and relevant laws. TeraForce highly values the integrity of each of its employees and representatives. TeraForce’s culture demands not only legal compliance, but also responsible and ethical behavior. Unless otherwise specifically noted, the policies outlined in this Code apply throughout TeraForce, in all subsidiaries, businesses, states, regions and countries. This Code does not cover all company policies or all laws. If a local law conflicts with a policy in this Code, then you must comply with the law. Think of this Code as a baseline, or a minimum requirement, to be followed. The only time you can go below the baseline is if a law requires you to do so or if TeraForce’s Chief Executive Officer has approved the exception in writing. Certain portions of this Code are covered by other policies and procedures, such as the Employee Handbook and the Export Control Procedures. In such cases the other policies and procedures are incorporated in this code by reference.

II. CONFIDENTIAL INFORMATION AND INTELLECTUAL PROPERTY

TeraForce believes its confidential proprietary information is an important asset in the operation of its business and prohibits the unauthorized use or disclosure of this information. TeraForce respects the property rights of other companies to their proprietary information and requires its employees to fully comply with both the spirit and the letter of U.S. and foreign laws and regulations protecting such rights. TeraForce’s success is dependent upon the strict adherence by employees to this policy and all applicable standards and procedures.

Items Incorporated by reference:

     Employee Handbook

-Confidentiality and Trade Secrets

-Confidentiality of Work

-Trade Secret and Confidentiality Information Advisory

     Employment Agreement- Section 3

No Inadvertent Disclosures-

Employees should be especially mindful in the use of the telephone, fax, telex, electronic mail, and other electronic means of storing and transmitting information.

Employees should take every reasonable step to preserve TeraForce’s confidential information. For example, employees should not discuss material information in elevators, hallways, restrooms, restaurants, airplanes, taxicabs or any place where they can be overheard; not read confidential documents in public places or discard them where they can be retrieved by others; not leave confidential documents in unattended conference rooms; not leave confidential documents behind when the conference is over.

Also, employees should be aware of the carrying quality of conversations conducted on speaker telephones in offices, and of the potential for eavesdropping on conversations conducted on certain types of unsecured means of communication such as mobile phones.

Competitive Information-

Collecting information on our competitors from legitimate sources to evaluate the relative merit of their products, services, and marketing methods is proper and often necessary. However, there are limits to the ways information should be acquired. Practices such as industrial espionage and stealing are obviously wrong. But so is seeking confidential information, or misrepresenting your identity in the hopes of getting confidential information from a competitor. Any form of questionable intelligence gathering is strictly against company policy.

III. CONFLICTS OF INTEREST AND CORPORATE OPPORTUNITY

Conflicts of interest result from situations or activities that may benefit the employee, officer or director by virtue of his position with or at the expense of TeraForce. A conflict of interest may also exist if a family member’s interest interferes with a person’s independent exercise of sound judgment. TeraForce’s employees, officers and directors have an obligation to give their complete loyalty to the best interests of TeraForce. Employees, officers and directors should avoid any action that may involve, or may appear to involve, a conflict of interest with TeraForce. Employees, officers and directors should not have any financial or other business relationships with suppliers, customers or competitors that might impair, or even appear to impair, the independence of any judgment they may need to make on behalf of TeraForce. Therefore, it is company policy that unless a written waiver is granted (as explained below), employees, officers and directors may not:

•	Perform services for or have a financial interest in a private company or firm that is, or may become, a supplier, service provider, customer, or competitor of TeraForce

•	Separately perform services for or have a material interest (more than 5% of net worth) in a publicly traded company that is, or may become, a supplier, customer, or competitor of TeraForce

•	Perform outside work or otherwise engage in any outside activity or enterprise that may interfere in any way with job performance or create a conflict with TeraForce’s best interests

In addition, TeraForce’s employees, officers and directors may not acquire any interest in outside entities, properties or assets in which TeraForce has an interest or potential interest. This includes stock in businesses being considered for acquisition, or real estate at or near possible new or expanded company facilities. Solicitation of vendors or employees for gifts shall not be allowed. If a family member of the employee, officer or director engages in an activity that would be considered a “conflict of interest” if the related employee, officer or director were to undertake it, then a “conflict of interest” shall be deemed to exist with respect to such employee, officer or director.

Employees are under a continuing obligation to promptly disclose to their supervisors any situation that presents the possibility of a conflict or disparity of interest between the employee and TeraForce. An employee’s conflict of interest may only be waived if both the TeraForce executive management and the employee’s supervisor waive the conflict in writing. Officers and directors are under a continuing obligation to promptly disclose to the Board of Directors any situation that presents the possibility of a conflict or disparity of interest between such officer or director and TeraForce. An officer’s or a director’s conflict of interest may only be waived if the full Board of Directors approves the waiver. For as long as the waiver is required, the Board of Directors shall periodically review the arrangement to ensure continued protection of TeraForce’s best interests. Prompt disclosure of any potential conflict is the key to remaining in full compliance with this policy.

Questions Employees, Officers and Directors Should Ask Themselves

•	Could my outside business or financial interests adversely affect my job performance or my judgment on behalf of TeraForce?

•	Can I reasonably conduct my business outside of normal company work hours and prevent my outside customers, clients or affiliates from contacting me at work?

•	Will I be using company equipment, materials, or proprietary information in my outside business?

IV. CUSTOMER, SUPPLIER AND COMPETITOR RELATIONS

TeraForce believes that TeraForce, the economy, and the public all benefit if businesses compete vigorously, with integrity and in compliance with the law. TeraForce, its employees, and representatives will treat customers, business allies and suppliers fairly and will not engage in anticompetitive practices that unlawfully restrict the free market economy.

Permissible Payments-

The payment of normal discounts and allowances, commissions, fees, sales promotion activity, entertainment and the extension of services and other customary courtesies in the ordinary course of business is permissible so long as they have been authorized by the company and properly recorded. If a customer, supplier, vendor or government agency has adopted a more stringent policy than TeraForce’s regarding gifts and gratuities, then TeraForce’s representative must comply with that more stringent policy when dealing with that person or entity. Customer partners should understand their customer’s policies in this regard and avoid an embarrassing situation to the company. (See below for a discussion of gifts to government representatives.)

Bribes-

TeraForce’s objective is to compete in the marketplace on the basis of superior products, services and competitive prices. No payment in any form shall be made directly or indirectly to anyone for the purpose of obtaining or retaining business or to obtain any other favorable action. It is imperative that each and every person who does business with TeraForce understands that we will not, under any circumstances, give or accept bribes or kickbacks. A violation of this policy will subject the employee to disciplinary action as well as potential criminal prosecution.

Gifts-

No gift should be accepted from a supplier, vendor or customer unless the gift has insubstantial value and a refusal to accept it would be discourteous or otherwise harmful to TeraForce. Employees must receive approval from their supervisor before they accept any gift having a value over $50.00. This applies equally to gifts to suppliers or vendors or non-governmental customers. (See below for a discussion of gifts to government representatives.)

Entertainment-

Appropriate business entertainment of non-government employees occurring in connection with business discussions or the development of business relationships is generally deemed appropriate in the conduct of official business provided such entertainment expense complies with TeraForce’s expense policies or has otherwise been approved by TeraForce’s chief financial officer. Entertainment in any form that would likely result in a feeling or expectation of personal obligation should not be extended or accepted. This applies equally to giving or receiving entertainment.

Questions Employees Should Ask Themselves

•	If my supervisor knew about the gift a supplier/vendor/customer gave to me, would he/she approve?

•	Are the gifts I am providing customary in the industry?

•	When you give a gift or if you accept a gift is there a sense of obligation created as a result of the gift?

Government Representatives-

What is acceptable practice in the commercial business environment may be against the law or the policies of federal, state or local governments. Therefore, no gifts or business entertainment of any kind may be given to any government employee without the prior approval of TeraForce executive management, except for items of nominal value (i.e., pens, coffee mugs, etc.).

In addition, a U.S. law, the Foreign Corrupt Practices Act (FCPA) prohibits TeraForce or anyone acting on behalf of TeraForce from making a payment or giving a gift to a non-U.S. government official for purposes of obtaining or retaining business. The FCPA applies to TeraForce everywhere in the world where we do business and even applies to you if you are not a U.S. citizen.

Facilitating Payments-

The law prohibits TeraForce and its employees and agents from making payments to foreign officials for the purpose of obtaining or keeping business. However, the law also recognizes that in a number of countries, tips and gratuities of a minor nature are customarily required by lower level governmental representatives performing ministerial or clerical duties to secure the timely and efficient execution of their responsibilities (e.g., customs clearances, visa applications, installation of telephones, and exchange transactions). Although, no TeraForce employee is empowered to determine on his/her own, whether such a facilitating payment is permitted under this Code and under law, if you encounter a situation where an expediting or facilitating payment is requested, then you should contact TeraForce executive management who will consult with outside counsel for its analysis under the FCPA.

Third Party Agents-

TeraForce’s business may involve the use of agents, consultants, brokers or representatives in connection with its dealing with governmental entities, departments, officials and employees. Such arrangements may not be employed to do anything prohibited by this Code. The commissions or fees payable to such a third party must be reasonable in amount for the services rendered in accordance with local business practices.

Contracts/Compliance with Antitrust Laws-

All business relationships, including those with customers and suppliers, must be reviewed and approved by executive management for legal and company policy compliance. All company employees are expected to comply with TeraForce’s contract review and approval processes and policies. More importantly, employees are expected to comply with both the letter and spirit of applicable federal, state and foreign antitrust laws.

Agreements with Competitors-

Formal or informal agreements with competitors that seek to limit or restrict competition in some way are often illegal. Unlawful agreements include those that seek to fix or control prices; allocate products, markets or territories; or boycott certain customers or suppliers. To ensure compliance with antitrust law, discussions with competitors regarding any of these potential agreements is a violation of company policy and will subject the employee to disciplinary action as well as the potential for criminal prosecution.

Agreements with Customers-

Certain understandings between TeraForce and a customer are also considered anti-competitive and illegal. These include agreements that fix resale prices or result in discriminatory pricing between customers for the same product. These types of restrictive understandings must not be discussed or agreed to with a customer.

Trade Association Activity-

Contact with competitors at trade shows or trade association meetings is unavoidable. However, these contacts are not immune from antitrust law. Consequently, contact with competitors necessitated by these meetings should be as limited as possible and kept strictly to the subjects on the agenda for the meeting. In addition, employee participants in trade associations should consult with TeraForce executive management regarding any proposed association activity that would have a potential effect on competition, such as the development of product standards or industry code of practice.

International Application-

International operations of TeraForce may be subject to the antitrust laws of the United States. Advice on this subject as well as similar requirements under other applicable jurisdictions (e.g., the European Commission) should be sought from TeraForce executive management.

Questions Employees Should Ask Themselves

•	Am I somehow entering into a binding relationship on behalf of the company without legal and appropriate management authorization?

•	Could my actions be interpreted or used as evidence that I unlawfully agreed upon prices or price changes with a competitor, even though no formal agreement or understanding was made?

V. EXPORT CONTROL LAWS AND REGULATIONS

It is TeraForce policy to comply with the export control laws and regulations of all countries in which TeraForce does business. Compliance with these laws and regulations may result in some loss of business opportunities for TeraForce. Failure to comply may result in heavy fines and penalties and loss of exporting privileges.

Items incorporated by reference:

     Export Control Procedure

VI. INTERNATIONAL BOYCOTTS

It is company policy to comply with U.S. anti-boycott legislation. This applies to TeraForce wherever we do business. U.S. anti-boycott law is intended to prevent TeraForce from taking any action in support of a boycott imposed by one country upon a country that is friendly to the United States. The Arab boycott of Israel is an example of an international boycott not sanctioned by the United States.

Under U.S. anti-boycott legislation, TeraForce is required to report the receipt of any request to participate in an international boycott. Requests are often found in letters of credit, shipping instructions, certificates of origin and other contract-related documents. An example of a typical boycott request would be a request for a “negative certificate of origin.” With this type of request, the customer will ask for our certification that the “products supplied are not made in Israel, directly or indirectly, in whole or in part” or words to that effect. Complying with this request is prohibited by law and must be reported to the U.S. Government. Failure to report receipt of these requests is also a violation of U.S. anti-boycott legislation. The receipt of a boycott request must be reported immediately to TeraForce executive management, whether or not the transaction takes place. It is not enough to merely reject the request. Any questions should be directed to TeraForce executive management.

Even if you are not a U.S. citizen, you must comply with U.S. legislation. Because TeraForce is a U.S. corporation, U.S. anti-boycott regulations apply. Violations of anti-boycott law anywhere around the world could negatively affect TeraForce.

VII. INSIDER TRADING

Items incorporated by reference:

     Employee Handbook- Insider Trading

VIII. POLITICAL ACTIVITY AND CONTRIBUTIONS

It is company policy that no corporate funds may be used to make political contributions of any kind to any candidate or political party. This prohibition covers not only direct contributions but also indirect assistance or support of candidates or political parties through the purchase of tickets to special dinners or other fund-raising events, and furnishing of any other goods, services or equipment to political parties or committees. Political contributions or activities by individuals on their own behalf are, of course, permissible. No person may be reimbursed, directly or indirectly, by TeraForce for any political contribution or for the cost of attending any political event. In addition, employees may not be given time off with pay for political activity, other than time off to vote.

IX. RECORD MANAGEMENT

Records should be maintained to comply with applicable statutory, regulatory or contractual requirements, as well as those pursuant to prudent business practices. It is TeraForce policy that no records that are the subject of, or related to, litigation or an ongoing or impending investigation shall be destroyed by any employee or agent of TeraForce. Employees should review the Document Retention Policy and can contact TeraForce executive management for specific information on record retention.

X. RECORDING TRANSACTIONS

The integrity of TeraForce’s record-keeping and reporting systems is of the utmost importance. TeraForce shall make and keep books, invoices, records and accounts that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of TeraForce. Each employee shall maintain accurate and fair records of transactions, time reports, expense accounts, and other company records. Employees, officers and directors must use special care to make sure that records are accurately and completely prepared and reviewed, whether they are intended for internal use or for an external party, including any governmental authorities. TeraForce shall devise and maintain a system of internal controls sufficient to provide reasonable assurances that transactions are properly authorized, executed, and recorded.

Company Records-

All company books, records, accounts, funds and assets must be maintained to reflect fairly and accurately the underlying transactions and disposition of company business in reasonable detail. No entries will be made that intentionally conceal or disguise the true nature of any company transaction.

In this respect, the following guidelines must be followed:

•	No undisclosed, unrecorded, or “offbook” funds or assets should be established for any purpose

•	No false, misleading or fictitious invoices should be paid or created

•	No false or artificial entries should be made or misleading reports issued

•	Assets and liabilities of TeraForce shall be recognized and stated in accordance with TeraForce’s standard practices and with accounting principles general accepted in the United States

•	No failure to make entries should be permitted

•	The documentation evidencing each transaction and each payment on behalf of TeraForce shall fairly represent the nature of such transaction or the purpose of such payment

If an employee believes that TeraForce’s books and records are not being maintained in accordance with these requirements, the employee should immediately report the matter directly to their supervisor, or to the Chairman of the Audit Committee of the Company’s Board of Directors.

Questions Employees Should Ask Themselves

•	Does the report I am planning to submit mischaracterize in any way the transaction or the purpose of the transaction?

•	Am I being asked to make an entry I feel uncomfortable making?

XI. USE OF COMPANY ASSETS

TeraForce’s assets are to be used only for the legitimate business purposes of TeraForce and its subsidiaries and only by authorized employees or their designees. This includes both tangible and intangible assets. The use of company time, materials, assets or facilities for purposes not directly related to company business, or the removal or borrowing of company property without permission, is prohibited. Use and maintain TeraForce’s assets with care and respect, while guarding against waste and abuse.

Incorporated by reference:

Employee Handbook- Corporate Computer Usage
Employee Agreement- Section 2

XII. FINANCIAL DISCLOSURE POLICY

Incorporated by reference:

Employee Handbook- Corporate Disclosure Policy

XIII. HARASSMENT AND DISCRIMINATION FREE ENVIRONMENT

Items incorporated by reference:

Employee Handbook- Harassment

XIV. SAFETY

Items Incorporated by Reference

Employee Handbook- Company Rules

- Prohibited Substances

XV. WEAPONS AND DRUG ABUSE

Items Incorporated by Reference

Employee Handbook- Company Rules

- Prohibited Substances

XVI. REPORTING VIOLATIONS OF COMPANY POLICIES

There are few easy answers to many ethical issues we face in our daily business activities. In some cases the right thing to do will be obvious, but in other more complex situations, it may be difficult for an employee to decide what to do. When an employee is faced with a tough ethical decision or whenever they have any doubts as to the right thing to do, they should talk to someone else such as their supervisor, another manager, or the TeraForce executive management. TeraForce has also established a system for reporting violations of any TeraForce policies, as well as any suspected misconduct by any employee or representative of TeraForce. The required process for reporting a violation is to report the violation to the employee’s supervisor, another manager or to the TeraForce legal department. If preferred, this may be done anonymously by detailing the facts related to the suspected misconduct or violation either in a letter mailed to:

TeraForce Technology Corporation
Attn: Robert P. Capps
1240 E. Campbell Road
Richardson, TX 75081

     or in a voicemail left at:

469-330-4951

**Note that the call must be made from a non-TeraForce phone to ensure anonymity.

If you have reported the problem to TeraForce as described above and you believe that the issue in not being properly addressed or the nature of your complaint is such that none of the options described above would be appropriate, you may report the violation (anonymously if you choose) to Herman Frietsch, Chairman of TeraForce’s Board of Directors, at the following voicemail number:

469-330-4955

**Again, note that the call must be made from a non-TeraForce phone to ensure anonymity.

TeraForce will not permit any form of retribution against any person, who, in good faith, reports known or suspected violations of the law or company policy. It is a violation of this Code for anyone to be discriminated against or harassed for contacting TeraForce’s hot-line, his or her supervisor, upper management or the legal department with a good faith report of a suspected violation of law or policy. If you feel that you are being retaliated against in violation of this policy, please follow the procedures for reporting violations.

XVII. VIOLATION OF THIS CODE

Uphold and Promote the Principles of this Code-

The future of TeraForce depends on both technical and ethical excellence. Not only is it important for each employee to adhere to the principles expressed in this Code, each employee should encourage and support adherence by other employees.

Action for Violation of this Code-

A violation of this Code will subject the employee to disciplinary action. A meeting with the employee’s supervisor may be set up to review the alleged violation, allow the employee an opportunity to respond, and to discuss the violation. The employee’s supervisor will then determine the appropriate disciplinary action, if any, to be taken.

Certification of Compliance

I have read this Code, I understand the Code, and I understand that my employment at TeraForce is contingent on my continued compliance with the Code.

Signature Date

Attachment A
Items Incorporated by Reference

Employee Handbook: - Confidentiality and Trade Secrets

During the course of performing your job for TeraForce, you will have access to and utilize information that is confidential and intended for the sole benefit of the company. As an employee of TeraForce you will be expected to keep such information in the strictest of confidence.

Your commitment to confidentiality means that you will never knowingly allow any possibly confidential information to be seen by anyone not employed by TeraForce, unless it is necessary in the course of doing business, or if a management team member has given specific approval for the release of confidential information.

Examples of possible confidential information and materials include, but are not limited to, the following: any materials designated as “Confidential” or “Proprietary,” materials and information provided to TeraForce through a confidentiality agreement, TeraForce business plans and strategies, client lists, computer software and programs, costs and prices, training or procedural manuals, company billing and pricing lists, product designs, employee lists, vendor lists, company contracts, any materials or information related to the company’s business dealings with clients, TeraForce financial information, or information about clients that TeraForce employees may discover as part of their work. If there is any question as to whether any information is confidential, a TeraForce management team member should be consulted prior to any outside disclosure.

Confidential information does not necessarily have to be tangible; the company may also consider ideas, concepts, or methods of doing business confidential. Any work, whether tangible or not, that is performed for TeraForce by a TeraForce employee is considered TeraForce’s property. As a result, you may not disclose confidential information to other people either during your employment, or after your termination, regardless of whether or not you contributed that information to the company.

In a competitive market, confidentiality is crucial to maintaining a competitive edge. All TeraForce employees will be expected to keep confidential materials completely private. Any materials that are considered confidential should be clearly marked as “CONFIDENTIAL” or similar designation, regardless of whether or not there are any plans to take that information out of TeraForce offices. Should you have any questions regarding possibly confidential materials, please speak with your manager.

If your employment terminates with TeraForce, you will be expected to turn in all company property and documents immediately upon demand.

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Employee Handbook - Confidentiality of Work

We hope every employee is proud of his or her job and of the high quality of work produced in our company. We want you to express this pride to your family and friends through your attitude and conversation.

Due to the technical nature of our industry, TeraForce Technology Corporation is particularly aware of the rights of others with respect to individual’s computers and intellectual property rights, including all copyrights, software licenses, patents, trademarks, trade secrets and other property rights. TeraForce requires each employee to make a commitment to ensuring that no knowing violation of any of these laws or rights occurs. In particular, do not bring materials, equipment, software, concepts developed by persons or entities outside TeraForce or other intellectual property into use at TeraForce without the expressed written permission of an executive officer of TeraForce.

TeraForce Technology Corporation would like you to personalize your work area in order for you to be comfortable in your professional environment. However, please remember that the company may at times need to enter your work area, office space, desk, and storage areas to retrieve information or conduct company business.

For your own protection, please do not keep valuables or other items that you would like kept private in your work areas. While you may use company e-mail, fax machines and other company property on a limited basis for personal use, you should keep in mind that an authorized company representative may have access to any information on company property or on the company’s computer network at any time.

By the same token, please remember that those other than the intended receiver may read e-mail messages, whether intentionally or not. Do not send e-mail messages that contain privileged or personal information.

Employee Handbook - Insider Trading

It is the policy of TeraForce that no employee of the company should engage in transactions in any securities, whether of TeraForce Technology Corporation or of any other public companies while in possession of material, nonpublic information regarding such securities. To do so, may be a violation of Federal and/or state security laws. Nor should any employee communicate such material, nonpublic information to any person who might use the information to purchase or sell securities. To do so may be a violation of federal and state laws. For purposes of this policy statement, “securities” includes options or derivative instruments with respect to such securities and other securities that are immediately convertible or exchangeable into such securities.

The question of whether information is “material” is not always easily resolved. Generally speaking, information is deemed “material” where there is a substantial likelihood that a reasonable investor would consider the information important in

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deciding whether to buy or sell securities, or where the information, if disclosed, would be viewed by a reasonable investor as having significantly altered the “total mix” of information available. Where the nonpublic information related to a possible or contingent event, materiality depends upon balancing of both the probability that the event will occur and the anticipated magnitude of the event in light of the totality of a company’s activities. Common, but by no means exclusive, examples of “material” information include information concerning a company’s sales, earnings, dividends, significant acquisitions or mergers, and major litigation. Because materiality determinations are often challenged with the benefit of hindsight, if any employee has any doubt whether certain information is “material,” such doubt should be resolved in favor of not trading or communicating such information.

Information is “nonpublic” until it has been made available to investors generally. In this respect, one must be able to point to some fact or even to show that the information is generally public, such as inclusion in reports filed with the Securities and Exchange Commission or press releases issued by a company or reference to such information in publications of general circulation, such as The Wall Street Journal. In general, information may be presumed to have been made available to investors after two business days from the formal release of such information.

Accordingly, in the handling of information obtained as a result of employment with the company, employees of TeraForce:

•	Must not disclose material, nonpublic, or other confidential information to anyone inside or outside of the Company (including family members), except on a strict need-to-know basis and under circumstances that make it reasonable to believe that the information will not be misused or improperly disclosed by the recipient;

•	Must refrain from recommending or suggesting that any person engage in transactions in securities, whether of the Company or any other companies, while in possession of material, nonpublic information about those securities.

•	Must abstain from engaging in any transactions in securities whether of the Company of any other companies, while in possession of material, nonpublic information regarding those securities.

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Any employee’s actions with respect to matters governed by the Policy are significant indications of the individuals’ judgment, ethics and competence. Accordingly, insensitivity to or disregarding of this Policy may constitute an important element in the evaluation of an employee for retention, assignment or promotion. Any actions in violation of this Policy may be grounds for appropriate disciplinary action, including immediate termination, as well as expose such employee to severe civil and criminal liability.

Employees should recognize that certain additional restrictions may be required with respect to those employees whose responsibilities or functions require or involve routine access to confidential and material, nonpublic information, or who are asked to work on sensitive projects or transactions.

Employee Handbook - Corporate Computer Usage

Network security is a responsibility shared by the company and its employees. TeraForce strives to comply with the standards set in place by the Software Publishers Association (SPA). Please adhere to the following guidelines to ensure legal compliance and security of your data:

All information, whether received via diskette/CD ROM or electronically, should be scanned for possible viruses prior to using. All software should be checked in and installed by a Systems Administrator. Personal software should not be installed on your machine; if you utilize software at home that you feel would benefit you at work, talk to your manager. TeraForce will evaluate the need for the software and will, in some cases, purchase a licensed copy of that software for your use.

TeraForce will conduct periodic software audits to ensure compliance of software regulations. Additionally, monitoring software may be used to control usage to a specific number of licenses. Employees must fully cooperate with all efforts to audit usage and maintain licensing compliance.

Software licensing requirements must be met; employees should never knowingly violate software-licensing agreements. To ensure license compliance, systems administrators will periodically audit all company-owned computers and take corrective measures if licensing discrepancies are found.

Software received for evaluation or downloaded for a free trial off of the Internet must still be evaluated, scanned and installed by a Systems Administrator.

Other parties may see E-mail messages that you send, intentionally or not. Do not send confidential information via e-mail. While it is possible that others may see your e-mail messages, keep in mind that intentionally accessing another employee’s e-mail, other computer accounts or documents without that employee’s permission or the approval of your manager, could result in disciplinary action up to and including termination.

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TeraForce does not utilize electronic message boards or “chat boards” as a means of disseminating information regarding the Company. Employees are prohibited from participating in such forums as they relate to the Company. Any employee who engages in such activity and as a result disseminates confidential or sensitive information regarding the Company is subject to immediate dismissal.

Employee Handbook - Corporate Disclosure Policy

TeraForce continues to be committed to providing timely, orderly, consistent and credible information, in compliance with legal and regulatory requirements, in an effort to enable fair valuation of our Company in the marketplace. It is imperative that this continues to be accomplished evenly during both good times and bad and that all parties in the investment community have fair access to this information.

The chief executive officer, the executive vice-president of corporate development, the chief financial officer and the investor relations’ officer are designated as the primary company spokespersons. Others within TeraForce, its subsidiaries or its operating units may from time to time be designated by the spokespersons or the chief executive officer to respond to specific inquiries as necessary or appropriate.

Employees who are not authorized spokespersons shall continue to be instructed to refer all calls from the financial community, shareholders and media to the persons authorized to speak on behalf on the Company. Should an employee have an existing relationship with the local press in areas where the Company has subsidiary operations, an exemption from this general rule may be granted.

Employee Handbook - Harassment

TeraForce is committed to providing a comfortable working environment for all employees free from harassment or discriminatory intimidation based on race, color, creed, sex, age, national origin, disability, membership or non-membership in any religious or fraternal organization, sexual orientation and any other categories protected by applicable law. Additionally, employees do not have to tolerate sexual harassment in the workplace whether it is from coworkers, supervisors, or customers. Keep in mind that your coworkers come from diverse backgrounds and each should receive the same level of respect and consideration when it comes to these matters.

SEXUAL HARASSMENT

TeraForce prohibits sexual harassment of its employees in any form. It is the policy of TeraForce to provide an employment and business environment free of unwelcome sexual advances, requests for sexual favors, and other verbal or physical conduct or communication of a sexual nature as defined and otherwise prohibited by state and federal law.

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Sexual Harassment means any unwelcome sexual advances, requests for sexual favors, or other unwelcome verbal or physical conduct of a sexual nature. Sexual Harassment may include:

▪	Unwelcome touching, patting or hugging.

▪	Sexual jokes or comments directed at an Employee or repeated in the Employee’s presence or use of sexual language.

▪	Unwelcome requests for sexual favors or sexual activity.

▪	Discussion of sexual conduct or sexual matters.

▪	The display of photographs, drawings, or written material of a sexual nature.

▪	Sending emails containing sexual matter.

▪	Making statements which tend to show disrespect for an Employee because of his or her sex or which indicate hostility or disrespect toward members of one sex.

No management-level employee shall threaten or insinuate, either explicitly or implicitly, that an employee’s refusal to submit to sexual advances or any other sexually harassing conduct will adversely affect the employee’s employment in any way.

No employee, management or non-management, shall engage in sexually harassing conduct in the workplace.

Conduct in violations of this policy, whether by management-level employees or non-supervisory personnel, may result in disciplinary action, up to and including discharge.

OTHER PROHIBITED HARASSMENT

TeraForce also prohibits harassment of employees based on race, ethnicity, age, religion, national origin, disability, or any other legally protected status. Such harassment may include:

▪	Jokes relating to an employee’s age, race, religion, national origin, or disability.

▪	Making statements which tend to show disrespect for an Employee because of his or her age, race, religion, national origin, or disability.

▪	Statements which indicate hostility or disrespect toward older persons or persons of a given race, religion, national origin, or disabled persons.

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▪	Giving older employees, employees with a disability, or employees of a given race, religion, or national origin less desirable jobs or opportunities for promotion.

COMPLAINT PROCEDURE

The Company is committed to enforcing its policy against workplace harassment. However, we need your help in reporting harassment when it occurs.

If you feel that you are being subjected to sexual or other harassment prohibited by this policy, or if you feel that your employment is being adversely affected by such harassment directed at others, you should report the matter at once, using the following steps:

1.	If the person engaging in the harassment is not a supervisor, and if you feel comfortable doing so, you should tell the person whose conduct you find to be harassing, that you find the conduct offensive and ask that he or she stop the conduct.

2.	If you do not wish to talk directly with the person who is bothering you, or if the offender fails to stop the behavior, or if the individual engaging in the harassment is a member of supervision, you should immediately report your concerns to the Human Resources.

3.	Any employee who believes that he/she has been sexually harassed while at work by a non-employee is encouraged (but not required) to report the incident to Human Resources. Any employee who is aware of another employee being sexually harassed is strongly encouraged (but not required) to bring the incident to the attention of management or to encourage the recipient of the behavior to contact management.

Supervisors or Managers receiving a complaint should report such complaints to the Human Resources Department for investigation.

INVESTIGATION PROCESS

You will be asked to put your complaint in writing (assistance is available if desired) and you will be interviewed by staff from Human Resources to make sure there is a clear understanding of your complaint and to determine what other evidence may be available to support your concerns in the event of a dispute over the facts. A member of the Human Resources staff will then conduct a prompt and thorough investigation of your complaint and you will be advised of the results of the investigation in writing.

Reasonable attempts will be made to maintain confidentiality during the course of an investigation into a complaint of harassment, however, in order to conduct a thorough investigation it may be necessary to interview employees and witnesses who may have knowledge pertaining to the claim. All employees interviewed are required to keep

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confidential the details of their interview and should not discuss the investigation outside of the interview. Employees who hold outside discussions regarding the investigation and thereby breaking the confidentiality will be subject to disciplinary action.

Harassment in violation of this policy is considered to be a major violation of TeraForce policy. Thus, if it is determined that a violation of this policy has occurred, appropriate disciplinary action, up to and including discharge, will be taken based on the severity of the violation.

RETALIATION

No Employee making a good faith complaint of harassment under this policy will be adversely affected in any way as a result of making the complaint.

Retaliation against an Employee for making a good faith complaint of harassment is strictly forbidden, as is any attempt to coerce or intimidate any witness involved in an investigation of harassment under this policy. Complaints of retaliation, or of attempts at coercion or intimidation should be reported immediately to the Human Resources Department.

Reports of retaliation, intimidation or coercion will receive a thorough investigation and should it be determined that such acts have taken place, those employees responsible will be subject to severe disciplinary action, up to and including discharge.

It is the goal of TeraForce to provide a safe and positive work environment free of harassment of any kind. Please help us achieve this goal by reporting violations of this policy promptly.

Employee Handbook - Company Rules

Certain rules have been established by the Company, which must be observed by all employees in all facilities to protect the interests and rights of everyone who works at TeraForce. All employees are expected to cooperate and to use good judgment in their activities. The following specific violations and other behavior judged unacceptable by the Company will result in serious disciplinary action up to and including discharge at the sole discretion of the Company. The following specific violations are provided as examples of unacceptable behavior:

1.	Possession, consumption, distribution or attempted distribution, or being under the influence of alcohol or illegal drugs and intoxicants while on Company premises at any time. (See Prohibited Substances)

2.	Fighting or acts of physical violence, threats or insulting language that will provoke another employee.

3.	Stealing.

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4.	Disregarding any of the rules concerning the keeping of hourly timesheets.

5.	Insubordination.

6.	Chronic failure to notify your supervisor or Human Resources in case of absence or tardiness.

7.	Possession of weapons on company property or while conducting company business.

8.	Insider Trading

9.	Violation of the following safety rules:

(a)	Report to your supervisor anything that you consider unsafe.

(b)	If you are injured, no matter how minor, report to your supervisor and have the injury treated immediately.

10.	Neglect or carelessness resulting in damage to Company property or equipment or willful damage to employees’ personal property.

11.	Discussing outside the company office the details of any job in production or completed job, any confidential Company business, or taking any confidential material from the office.

12.	Reuse or disclosure of the specific schematics, layout, documentation, software and/or programmable logic that comprise the uniqueness of the Developed Technology for and/or to any customer.

13.	Sexual harassment or harassment of any form.

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Employee Handbook - Prohibited Substances

In an effort to ensure a safe and productive working environment, TeraForce Technology Corporation has established the following policy concerning prohibited substances:

TeraForce strictly prohibits the unlawful manufacture, distribution, possession or sale or use of drugs and controlled substances on any company premises or work sites. Unlawfully used prescription medication is also covered by this policy. Additionally, any consumption of alcohol when it can affect work performance, personal or others’ safety, or TeraForce’s position in the community is strictly prohibited. TeraForce reserves the right to determine when alcohol consumption can affect work performance, safety or other issues.

TeraForce Technology Corporation reserves the right to search or inspect company property and work sites (including individual employee work areas) from time to time without prior announcement.

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Employment Agreement – Section 2

OWNERSHIP OF EMPLOYEE DEVELOPMENTS

All copyrights, patents, trade secrets, or other intellectual property rights associated with any ideas, concepts, techniques, inventions, processes, or works of authorship developed or created by me during the course of performing work for TeraForce or its clients, collectively, the “Work Product” shall belong exclusively to TeraForce and shall, to the extent possible, be considered a work made by me for hire for TeraForce within the meaning of Title 17 of the United States Code. To the extent the Work Product may not be considered work made by me for hire for TeraForce I agree to assign, and automatically assign at the time of creation of the Work Product, without any requirement of further consideration, any right, title, or interest I may have in such Work Product. Upon request of TeraForce, I shall take such further action including execution and delivery of instrument of conveyance, as may be appropriate to give full and proper effect to such assignment.

Employment Agreement – Section 3

CONFIDENTIALITY

I agree to maintain in strict confidence, and agree not to use and disclose except as authorized by TeraForce, any information of a competitively sensitive or proprietary nature that I receive from TeraForce or its clients or contractors in connection with my services hereunder. TeraForce agrees to take reasonable steps to identify, and cause its clients and contractors to identify, for my benefit such information, including by using confidentiality notices in written material where appropriate. These restrictions shall not be construed to apply to (1) information generally available to the public, (2) information released by TeraForce or its clients or contractors, as the case may be, generally without restriction, (3) information independently developed or acquired by me without reliance in any way on other protected information of TeraForce or its clients or contractors, or (4) information approved by TeraForce or its clients or contractors, as the case my be, for my use and disclosure without restriction. Notwithstanding the foregoing restrictions, I may use and disclose any information to the extent required by an order of any court or other governmental authority, but only after TeraForce or its clients or contractors, as the case may be, have been so notified and have had the opportunity, if possible, to obtain reasonable protection for such information in connection with such disclosure.

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Trade Secret and Confidential Information Advisory

Employee understands that TeraForce Technology Corporation, and its subsidiaries, (hereinafter collectively “the Company”) possesses trade secrets and confidential information which is important to its business and which is competitively sensitive (hereinafter collectively “Proprietary Information”). Proprietary Information includes, but is not limited to, information about operations and maintenance, trade secrets, licenses, computer programs, algorithms, designs, technology, ideas, know-how, processes, formulas, compositions, data techniques, improvements, inventions (whether patentable or not), works of authorship, business and product plans, the skills or salaries or terms of compensation of the Company’s employees, information about customers, partners, budgets, prices, costs, and other information concerning the Company’s actual or anticipated lines of business, research or development, or which is received in confidence by or for the Company or its subsidiaries from any other person or entity.

Employee is hereby reminded that the Company expressly forbids unauthorized disclosure or unauthorized use of any nature whatsoever of Proprietary Information during and subsequent to Employee’s employment with the Company. The Company shall consider any such action by Employee to cause potential substantial harm to the Company for which damages would not be fully adequate remedy and therefore reserves its right to seek injunctive relief among potential remedies available to it.

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